UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

February 14, 2007

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

34801 Campus Drive

Fremont, California 94555

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d) Election of a New Director

On February 15, 2007, the Board of Directors (the “Board”) of PDL BioPharma, Inc. (“we” or the “Company”) appointed Richard Murray, Ph.D., to serve as a Class I member of our Board, with a term expiring at the 2008 annual meeting of stockholders, and to serve as an alternate member of the Equity Grant Committee of the Board. Dr. Murray was appointed on the recommendation of the Nominating and Governance Committee of the Board. On February 15, 2007, the Board also appointed Dr. Murray to the office of Executive Vice President and Chief Scientific Officer. Prior to his appointment to the office of Executive Vice President and Chief Scientific Officer, Dr. Murray served as our Senior Vice President and Chief Scientific and Technical Officer.

Dr. Murray joined the Company in April 2003 as our Vice President, Research, upon our acquisition of Eos Biotechnology, Inc., a company Dr. Murray co-founded in 1998. Dr. Murray had served as Vice President, Research, of Eos prior to its acquisition. At Eos, Dr. Murray was responsible for the discovery and transition of antibody-based therapeutic candidates from research to development. Prior to Eos, Dr. Murray was a staff scientist and then a senior staff scientist at DNAX Research Institute. Dr. Murray received his Ph.D. from the University of North Carolina in Chapel Hill.

Because Dr. Murray is an employee of the Company, he is not eligible to receive any annual retainers or meeting fees with respect to his service as a Board member or any of its committees and is not eligible to receive any grants of options to purchase common stock under our 2002 Outside Directors Stock Option Plan with respect to his service as a Board member.

(e) Material Compensatory Plans, Contracts or Arrangements

Bonuses for Named Executive Officers

On February 14, 2007, the Compensation Committee of the Board (the “Compensation Committee”) approved bonuses payable for service in 2006 to our Chief Executive Officer, Chief Financial Officer and the other “Named Executive Officers” identified in our proxy statement for our 2006 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on May 16, 2006, and who are currently employed by the Company. The bonuses approved are identified below.

Name and Title	Bonus for 2006 Service
Mark McDade Chief Executive Officer	$300,000

Andrew L. Guggenhime Senior Vice President and Chief Financial Officer	$54,900

Richard Murray, Ph.D. Executive Vice President and Chief Scientific Officer	$116,250

Jaisim Shah Senior Vice President, Marketing and Business Affairs	$66,010

Laurie Torres Vice President, Human Resources and Corporate Services	$42,400

Compensation Changes for Promoted Officer

On February 14, 2007, the Compensation Committee conditionally approved (i) the grant of an option to purchase 100,000 shares of our common stock to Dr. Murray and (ii) an increase in Dr. Murray’s annual base salary from $375,000 to $421,350. The option grant and salary increase were conditioned on the Board’s appointment of Dr. Murray to the position of Executive Vice President and Chief Scientific Officer. Subject to such appointment, the option grant would be effective on the date of the appointment and the salary increase would be retroactively effective to January 1, 2007. On February 15, 2007, the Board appointed Dr. Murray to the position of Executive Vice President and Chief Scientific Officer, thereby satisfying the condition to the option grant and salary increase.

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Dr. Murray’s option was made under our 1999 Stock Option Plan and will vest with respect to 25,000 shares on February 15, 2008 and monthly thereafter with respect to 2,083.33 shares. Dr. Murray’s option has an exercise price equal to the closing price of our common stock on February 15, 2007, the grant date of his option.

2007 Performance Bonus Program

On February 15, 2007, the Board, upon recommendation of the Compensation Committee, approved a performance-based bonus program for calendar year 2007 (the “2007 Performance Program”) pursuant to which eligible employees, including officers of the Company, may receive cash bonuses for the successful achievement of certain goals of the Company during 2007. A majority of the goals in the 2007 Performance Program relate to objectives for programs in development or lifecycle management stage and the other goals relate to financial objectives. The primary goals under the 2007 Performance Program and their respective weighting are:

Category	Weighting
Clinical development goals related to our development programs	35%
Research and development goals	22%
Net product sales and gross margin goals	20%
Partnership goals	13%
Non-GAAP earnings goal	10%

Total:	100%

The extent to which we successfully achieve these goals, as determined by our Board, will determine the amount of the bonus pool under the 2007 Performance Program, subject to the exercise of the discretion of our Board to increase, decrease or eliminate the bonus pool under the 2007 Performance Program. The bonus pool could be increased by up to 45% if we overachieve on some of the primary goals and by up to 20% if we achieve certain additional stretch goals we set related to partnerships and collaborations.

The bonus pool will be allocated among eligible employees based on each eligible employee’s target bonus which is equal to a percentage of the employee’s annual base salary and depends on the salary grade of the employee and the eligible employee’s individual performance.

All of our employees, other than employees that participate in our sales compensation plan, interns and employees hired after September 30, 2007, are eligible to participate in the 2007 Performance Program, provided that they work 20 hours or more per week. Eligible employees who are assigned to regularly work a schedule of less than 40 hours per week but more than 20 hours per week would be entitled to a pro rated portion, based on their work schedule but excluding overtime hours, of the amount of bonus to which they would otherwise receive. Eligible employees that start after January 31, 2007 would be entitled to a pro rated portion of the amount of bonus which they would otherwise receive. In order to receive any bonus that may be paid out under the 2007 Performance Program, eligible employees must also continue to be employed by the Company at the time we pay bonuses, if any, which we expect would occur in early 2008.

Our Board reserves the right, exercisable at its discretion, to increase, decrease or eliminate the bonuses that could be paid under the 2007 Performance Program and to amend or terminate the 2007 Performance Program at any time.

The amounts payable to the named executive officers under the 2007 Performance Program are not yet determinable. We will amend this Current Report on Form 8-K promptly after the date that such amounts are determinable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2007

PDL BioPharma, Inc.

By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and Chief Financial Officer

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